                                  EXHIBIT 20.1




INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS OF

EDUNETICS LTD.


We have examined the consolidated balance sheets of Edunetics Ltd. (the "Company") and its subsidiaries as at December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. Our examinations were made in accordance with generally accepted auditing standards, including those prescribed by the Israeli Auditors Regulations (Mode of Performance) 1973, and accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary under the circumstances. Such auditing standards are substantially identical to generally accepted auditing standards in the United States.

In our opinion, the aforementioned consolidated financial statements present fairly the consolidated financial position of the Company and its subsidiaries as at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles (GAAP) in Israel and in the United States (as applicable to these financial statements, such accounting principles are substantially identical), under the historical cost convention.


Somekh Chaikin
Certified Public Accountants (Israel)


Tel-Aviv, Israel, March 11, 1996

CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31
- - ------------------------------------------------------------------------------

                                                                                        1995             1994
                                                                              --------------   --------------
                                                                       NOTE                $                $
                                                             --------------   --------------   --------------
ASSETS                                                                   18

CURRENT ASSETS

Cash and cash equivalents                                              2C;3        3,400,491        2,719,307
Short-term bank deposits                                            4,13(6)          123,727        4,551,241
Trade receivables                                                      2D;5        2,549,330        3,572,408
Billable receivable                                                13(4)(a)                -           55,125
Other receivables                                                         6          556,670          769,236
                                                                              --------------   --------------

Total current assets                                                               6,630,218       11,667,317
                                                                              --------------   --------------

LONG-TERM RECEIVABLES                                                                162,500          270,133
                                                                              --------------   --------------

LONG-TERM DEPOSITS AND OTHER ASSETS                                                   86,760           13,035
                                                                              --------------   --------------

PROPERTY AND EQUIPMENT, NET                                           2E, 7        1,477,285        1,641,276
                                                                              --------------   --------------

CAPITALIZED SOFTWARE DEVELOPMENT COSTS, NET                           2F, 8        2,142,294        1,476,462
                                                                              --------------   --------------



                                                                              --------------   --------------

                                                                                  10,499,057       15,068,223
                                                                              ==============   ==============

                                                               Edunetics Ltd.

- - -----------------------------------------------------------------------------




                                                                                        1995             1994
                                                                              --------------   --------------
                                                                       NOTE                $                $
                                                             --------------   --------------   --------------
LIABILITIES AND SHAREHOLDERS' EQUITY                                     18

CURRENT LIABILITIES

Short-term bank credits                                                   9        1,411,095          753,842
Current maturities of long-term debt                                     11                -           78,970
Trade payables                                                                       348,694          694,067
Deferred income                                                          2G          201,355          291,290
Other payables and accrued liabilities                                   10        1,283,089        1,481,470
                                                                              --------------   --------------

Total current liabilities                                                          3,244,233        3,299,639
                                                                              --------------   --------------

LONG-TERM LIABILITIES

Severance pay                                                            12          393,922          392,766
Deferred taxes                                                 2I, 16C, 16D          278,490           71,200
                                                                              --------------   --------------

Total long-term liabilities                                                          672,412          463,966
                                                                              --------------   --------------

Total liabilities                                                                  3,916,645        3,763,605
                                                                              --------------   --------------

COMMITMENTS, CONTINGENCIES AND PLEDGE                                    13

SHAREHOLDERS' EQUITY                                                     14

Share capital:
Ordinary shares of NIS 0.06 par value
(Authorized - 17,000,000 shares,
 issued and outstanding 6,000,000 shares
 as of December 31, 1995 and 1994)                                                   142,081          142,081

Additional paid-in capital                                                        15,843,939       15,843,939

Accumulated loss                                                                  (9,403,608)      (4,681,402)
                                                                              --------------    -------------

Total shareholders' equity                                                         6,582,412       11,304,618
                                                                              --------------   --------------





                                                                              --------------   --------------

                                                                                  10,499,057       15,068,223
                                                                              ==============   ==============

The accompanying notes are an integral part of the financial statements.

                                                                Edunetics Ltd.

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31
- - ------------------------------------------------------------------------------

                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                      NOTE                $                $                $
                                            --------------   --------------   --------------   --------------
REVENUES                                           2G, 15A        5,564,883        7,302,463       10,086,321

Costs of revenues                                      15B        2,360,231        2,523,014        1,526,576
                                                             --------------     ------------     ------------

GROSS PROFIT                                                      3,204,652        4,779,449        8,559,745
                                                             --------------     ------------     ------------

COSTS AND EXPENSES

Research and product development costs                 15C        3,716,697        3,730,247        2,468,795

Less   - Royalty bearing participation         2H, 13(2)(a)         140,916          580,397          563,555
       - Capitalization of software
          development costs                             2F        1,358,638        1,034,319          893,509
                                                             --------------   --------------   --------------

Research and product
 development, net                                                 2,217,143        2,115,531        1,011,731
                                                             --------------   --------------   --------------

Sales and marketing expenses                           15D        3,670,651        6,789,675        4,398,899
Less -  Participation of the
         Fund for Encouragement of
         Marketing Activities                  2H, 13(2)(b)               -            1,548          484,105
                                                             --------------   --------------   --------------

Sales and marketing expenses, net                                 3,670,651        6,788,127        3,914,794
                                                             --------------   --------------   --------------

General and administrative expenses                    15E        1,922,437        2,328,833        1,322,240
                                                             --------------   --------------   --------------

Restructuring charge                                                      -          230,992                -
                                                             --------------   --------------   --------------

Total costs and expenses                                          7,810,231       11,463,483        6,248,765
                                                             --------------   --------------   --------------

OPERATING (LOSS) INCOME                                          (4,605,579)      (6,684,034)       2,310,980

Financial income, net                                  15F          104,622          381,219           68,567
                                                             --------------   --------------   --------------

NET (LOSS) INCOME BEFORE TAXES                                   (4,500,957)      (6,302,815)       2,379,547

Taxes on income                                        16C          221,249          186,025           10,000
                                                             --------------   --------------   --------------

NET (LOSS) INCOME                                                (4,722,206)      (6,488,840)       2,369,547
                                                             ==============   ==============   ==============

PRIMARY (LOSS) EARNINGS PER SHARE                      15G            (0.79)           (1.08)            0.42
                                                             ==============   ==============   ==============

FULLY DILUTED LOSS PER SHARE                           15G            (0.79)           (1.18)               -
                                                             ==============   ==============   ==============




The accompanying notes are an integral part of the financial statements.

                                                                Edunetics Ltd.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
- - ------------------------------------------------------------------------------



                                NUMBER OF            SHARE       ADDITIONAL      ACCUMULATED            TOTAL
                                   SHARES          CAPITAL          PAID-IN             LOSS
                              OUTSTANDING(1)                        CAPITAL
                           --------------      -----------   --------------   --------------   --------------
                                                         $                $                $                $
                                               -----------   --------------   --------------   --------------
BALANCE AS AT
 JANUARY 1, 1993                4,256,717          104,070                -         (562,109)        (458,039)
Issuance of
 share capital                    243,283            5,200                -                -            5,200
Issuance of
 share capital
 to the public                  1,500,000           32,811       17,967,189                -       18,000,000
Share issuance
 expenses(2)                            -                -       (2,123,250)               -       (2,123,250)
Net income for
 the year                               -                -                -        2,369,547        2,369,547
                           --------------   --------------   --------------   --------------   --------------

BALANCE AS AT
 DECEMBER 31, 1993              6,000,000          142,081       15,843,939        1,807,438       17,793,458

Loss for the year                       -                -                -       (6,488,840)      (6,488,840)
                           --------------   --------------   --------------   --------------   --------------

BALANCE AS AT
 DECEMBER 31, 1994              6,000,000          142,081       15,843,939       (4,681,402)      11,304,618

Loss for the year                       -                -                -       (4,722,206)      (4,722,206)
                           --------------   --------------   --------------   --------------   --------------

BALANCE AS AT
 DECEMBER 31, 1995              6,000,000          142,081       15,843,939       (9,403,608)       6,582,412
                           ==============   ==============   ==============   ==============   ==============


(1) After giving retroactive effect to a stock split into shares of par value NIS 0.06 each (see also Note 14A).

(2)    Net of deferred taxes of $115,000.





The accompanying notes are an integral part of the financial statements.

                                                                Edunetics Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31
- - ------------------------------------------------------------------------------


                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss) income                                                (4,722,206)      (6,488,840)       2,369,547
Total adjustments to reconcile net
 (loss) income to net cash (used in)
 provided by operating activities
 (see Appendix 1)                                                 2,145,613        2,115,349         (159,994)
                                                             --------------   --------------   --------------

Net cash (used in) provided by
 operating activities                                            (2,576,593)      (4,373,491)       2,209,553
                                                             --------------   --------------   --------------


CASH FLOWS FROM INVESTING ACTIVITIES

Capitalization of software development costs                     (1,358,638)      (1,034,319)        (893,509)
Purchase of equipment                                              (372,001)        (825,820)        (910,764)
Proceeds from sale of equipment                                      56,344           27,117            5,977
Decrease (increase) in short-term bank deposits                   4,427,514       (4,551,241)               -
(Increase) decrease in long-term deposits
 and other assets                                                   (73,725)           2,743           (8,351)
                                                             --------------   --------------   --------------

Net cash provided by (used in)
 investing activities                                             2,679,494       (6,381,520)      (1,806,647)
                                                             --------------   --------------   --------------


CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of shares,
 net of issuance expenses                                                 -                -       15,766,950
Proceeds (payments) relating to short-term
 debt and bank credit, net                                          657,253          753,842       (3,238,864)
Proceeds from long-term debt issuance                                     -                -           75,000
Payments relating to long-term debt                                 (78,970)        (321,173)         (33,118)
                                                             --------------   --------------   --------------

Net cash provided by financing activities                           578,283          432,669       12,569,968
                                                             --------------   --------------   --------------

INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                                   681,184      (10,322,342)      12,972,874

BALANCE OF CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR                                             2,719,307       13,041,649           68,775
                                                             --------------   --------------   --------------

BALANCE OF CASH AND CASH EQUIVALENTS
 AT END OF YEAR                                                   3,400,491        2,719,307       13,041,649
                                                             ==============   ==============   ==============



The accompanying notes are an integral part of the financial statements.

                                                                Edunetics Ltd.

- - ------------------------------------------------------------------------------


APPENDIX 1 - RECONCILIATION OF (LOSS) NET INCOME TO NET CASH (USED IN)
             PROVIDED BY OPERATING ACTIVITIES

                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
ADJUSTMENTS TO RECONCILE (LOSS) NET INCOME TO NET CASH
 (USED IN) PROVIDED BY OPERATING ACTIVITIES:

Depreciation and amortization                                     1,158,029        1,589,993          449,877
Long-term deferred taxes                                            207,290          157,700           28,500
Increase in severance pay                                             1,156           95,768           74,647
Loss (gain) from disposal of equipment                               14,425           (3,065)           2,032


CHANGES IN ASSET AND LIABILITY ITEMS:

Decrease (increase) in trade receivables
 (including noncurrent accounts receivable)                       1,130,711         (729,956)        (472,792)
Decrease (increase) in billable receivable                           55,125          194,375         (249,500)
Decrease in other receivables                                       212,566           43,197          335,505
(Decrease) increase in trade payables                              (345,373)          46,987          228,310
Decrease in deferred income                                         (89,935)            (534)        (383,342)
(Decrease) increase in other payables and
 accrued liabilities                                               (198,381)         720,884         (173,231)
                                                             --------------   --------------   --------------

                                                                  2,145,613        2,115,349         (159,994)
                                                             ==============   ==============   ==============




APPENDIX 2 - SUPPLEMENTAL SCHEDULE OF NON-CASH
 ACTIVITIES

Deferred taxes relating to share
 issuance expenses                                                        -                -          115,000
                                                              =============   ==============   ==============



APPENDIX 3 - CASH PAID DURING THE YEAR IN RESPECT OF

Interest                                                            140,458           45,582          107,885
                                                             ==============   ==============   ==============

Income tax                                                           12,971           18,894           24,121
                                                             ==============   ==============   ==============


The accompanying notes are an integral part of the financial statements.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 1 - GENERAL

       A.     (1)   In these statements -

                    The Company - Edunetics Ltd. and subsidiaries.
                    Parent company - The Israel Corporation Ltd.
                    Related companies - Subsidiaries of The Israel
                      Corporation Ltd.
                    Interested parties - as defined in the Israeli Securities
                      (Preparation of Annual Financial Statements)
                      Regulations, 1993.

              (2) Throughout the reported years the Company operated on a "stand alone" basis, and its historical income statements reflect all expenses relating to its operations.

       B. The Company was formed on December 29, 1989 and began operations on January 1, 1990. The Company develops, markets and supports comprehensive, computer network-based software systems for teaching science and mathematics curricula at the grades K-12.

              The Company's principal customers and/or end-users include school districts located primarily in the United States. These customers are reached through direct sales, direct mail, advertising and distributors.


       C. On February 17, 1993, the Company changed its name from Edunetics Educational Systems (1989) Limited to Edunetics Ltd.



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

       A.     GENERAL

       1. The financial statements of the Company are prepared in conformity with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

              These are management's best estimates based on experience and historical data, however actual results may vary from these estimates.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

       A.     GENERAL (CONT'D)

       2. The accompanying financial statements are presented in U.S. dollars. The Company's operations are conducted primarily in U.S. dollars and the U.S. dollar is its functional currency, with substantially the majority of sales and expenses being made in U.S. dollars.

              Transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to U.S. dollars in accordance with the principles set forth in statement No. 52 of the Financial Accounting Standards Board of the United States (FASB). Dollar amounts in the financial statements representing the dollar equivalents of balances denominated in other currencies may not necessarily be exchangeable for dollars. All exchange gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the income statement as they arise. Such exchange gains and losses are included in financial income or expenses as appropriate.

              The financial statements are based upon the historical cost convention.


       3. Certain reclassifications were made to the prior years' figures in the financial statements in order to present them in a manner which conforms with the current year's presentation.


       B.     PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the financial statements of the Company and of the following subsidiary companies:

                                                                                                   DIRECT AND
                                                                                                     INDIRECT
                                                                                                    OWNERSHIP
                                                                                                  AND CONTROL
                                                                                               --------------
                                                                                                            %
                                                                                               --------------

       Edunetics International B.V. - registered in the Netherlands                                       100
       Edunetics Corporation - registered in the United States                                            100

       Another wholly-owned subsidiary, Edunetics Learning and Communication Systems 1990 Ltd. is inactive and not consolidated into the financial statements.

       All intercompany transactions and balances have been eliminated in the consolidation.


       C.     CASH EQUIVALENTS

       The Company considers all highly liquid debt instruments, with a maturity of three months or less at date of purchase, to be cash equivalents.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

       D.     ALLOWANCE FOR DOUBTFUL ACCOUNTS

       The financial statements include specific allowances for doubtful debts that fairly present, in management's opinion, the potential loss that may result from debts collection of which is doubtful.

       In determining the adequacy of the allowances, management based its assessment of risk, on the ground of information available pertaining to the financial position of the debtors.

       Doubtful debts which, in management's opinion have no chances of collection are written off the Company's accounts based on management's decision.


       E.     PROPERTY AND EQUIPMENT

       1. Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated by the "straight-line" method at annual rates considered adequate to write-off the assets over their estimated useful lives.

              Annual deprecation rates are as follows:

                                                                                                            %
                                                                                               --------------
              Computers and related equipment                                                              20
              Motor vehicles                                                                           15, 20
              Office furniture and equipment                                                     6, 7, 15, 20

              Leasehold improvements are amortized by the straight-line method over the remaining life of the lease, which is shorter than the useful life of the improvements. The lease periods are up to 5 years with an option to renew for a period of another 4 years.


       2. In March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of".

              The standard required that long-lived assets and certain identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the fair value of the asset. One of the ways to estimate the fair value is the future cash flows expected to result from the use of the asset and its eventual disposition.

              The Company is required to adopt this standard for the fiscal year beginning January 1, 1996.

              Adoption of the standard is not expected to have a material impact on the Company's financial statements.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

       F.     CAPITALIZED SOFTWARE DEVELOPMENT COSTS

              The company capitalizes certain software development costs in accordance with statement of Financial Accounting Standards
              (SFAS) No. 86 "Accounting for costs of Computer Software to be sold, leased or otherwise marketed". Capitalization of software development costs begins upon the establishment of technological feasibility as defined in the Statement and continues up to the time the software is available for general release to customers.

              Capitalized software development costs are amortized by the greater of the amount computed using the: (i) ratio that current gross revenues from sales of the software bear to the total of current and anticipated future gross revenues from sales of that software or (ii) the straight-line method over the estimated useful life of the product (typically three-five years).

              Software production costs include costs related to projects which have recently been released or are not completed and not yet available for release to customers. Based on past experience, management believes these projects will be completed and that future revenues related to these projects will be sufficient to realize the amounts capitalized as at December 31, 1995, and as such these amounts will be recovered over the lives of the related products.

              However it is reasonably possible, that those estimates of future revenues could be impacted if these projects are not finally completed and released or if the market acceptance of the related products is not what is anticipated by management and as a result, the recoveries of these capitalized software development costs through future revenues could be reduced (see 2E2 above).

              Costs incurred prior to establishment of technological feasibility are charged to research and product development expenses.


       G.     REVENUE RECOGNITION

       In compliance with the provisions of SOP 91-1 "Software Revenue Recognition", the Company recognizes revenues from software products sales as follows:

       (i) when a non-cancelable license agreement has been signed or a purchase order has been received, the product has been delivered and all significant obligations have been satisfied, or

       (ii) based on license fee payments (such as payments under the Jostens agreement) as they fall due, in the case where the conditions in
              (i) above are met, but the license fee is payable over a period which exceeds one year (for a further description of significant agreements, see Note 13(3) and (4) hereunder).

       The Company allocates a portion of contractual license fees attributable to post-contract training and support. Revenues from these post-contract support activities are recognized ratably over the service period.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

       H.     ROYALTY BEARING PARTICIPATIONS

       The Company receives royalty bearing participations, which represent participation of the Government of Israel in approved programs for research and development and marketing activities. These amounts are recognized on the accrual basis as a reduction of research and development and marketing expenses as such expenses are incurred. See
       Note 13(2) relating to commitments under these programs.


       I.     DEFERRED INCOME TAXES

       1. The Company adopted SFAS No. 109 - "Accounting for Income Taxes" in 1993 and recorded such effect in the income statement as "cumulative effect of change in accounting principle". Prior to adoption of SFAS 109, the Company applied APB 11. SFAS 109 is a liability approach to recording deferred taxes.

       2. Deferred taxes at current tax rates are provided for temporary differences between the tax and financial respecting basis of balance sheet items.

              A deferred tax asset is recorded related to net operating loss carryforward. Valuation allowances are recorded against deferred tax assets when it is considered more likely than not that the deferred tax asset will not be realized.

              The Company did not provide for deferred taxes on undistributed earnings resulting of the "approved enterprises" as such earnings are not taxable to the Company in a liquidation as such taxes would be due from the shareholders (see Not 16A1).


       3. In accordance with paragraph g(f) of FAS 109, no deferred taxes are provided for differences between the book and tax basis related to changes in exchange rate and indexing recognized for tax purposes as these deferred taxes are immaterial.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 3 - CASH AND CASH EQUIVALENTS

                                                                                 DECEMBER 31      DECEMBER 31
                                                                                        1995             1994
                                                                              --------------    -------------
                                                                                           $                $
                                                                              --------------    -------------
       U.S. dollars                                                                3,400,020(1)     2,718,678
       NIS                                                                               471              629
                                                                              --------------    -------------

                                                                                   3,400,491        2,719,307
                                                                              ==============    =============


       (1) Including short-term deposits (see Note 2C) of $3,055,700 with annual average interest rate of 5.673%.



NOTE 4 - SHORT-TERM BANK DEPOSITS

       The amount was deposited for the period September 29, 1995 to January 2, 1996 and bears interest at an annual average rate of 5.8125%. See Note 13(6) as to pledge.



NOTE 5 - TRADE RECEIVABLES

                                                                                 DECEMBER 31      DECEMBER 31
                                                                                        1995             1994
                                                                              --------------    -------------
                                                                                           $                $
                                                                              --------------    -------------
       Trade (1)                                                                   1,837,912        4,053,415
       Income receivable (2)                                                       1,311,768           53,993
                                                                              --------------    -------------

                                                                                   3,149,680        4,107,408

       Less - allowance for doubtful accounts                                        600,350          535,000
                                                                              --------------    -------------

                                                                                   2,549,330        3,572,408
                                                                              ==============    =============

       (1)    Including checks receivable                                              4,013           37,305
                                                                              ==============    =============

       (2) These amounts are billed in accordance with specific contract terms.


       See Notes 2D and 13(7).

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 6 - OTHER RECEIVABLES

                                                                                 DECEMBER 31      DECEMBER 31
                                                                                        1995             1994
                                                                              --------------    -------------
                                                                                           $                $
                                                                              --------------    -------------
       Research and development grants receivable                                    175,192          382,152
       Income receivable                                                              32,947          111,176
       Income tax refundable                                                           9,704           71,669
       Prepaid expenses                                                              105,047           70,526
       Employees                                                                      92,347           75,628
       Deferred taxes (1)                                                                  -           13,065
       Prepaid packaging costs                                                        86,952            8,424
       Other                                                                          54,481           36,596
                                                                              --------------    -------------

                                                                                     556,670          769,236
                                                                              ==============    =============

       (1)    See Note 16C.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 7 - PROPERTY AND EQUIPMENT, NET

                                COMPUTERS            MOTOR           OFFICE        LEASEHOLD            TOTAL
                                                  VEHICLES    FURNITURE AND     IMPROVEMENTS
                                                                  EQUIPMENT
                           --------------   --------------   --------------   --------------   --------------
                                        $                $                $                $                $
                           --------------   --------------   --------------   --------------   --------------
       COST

       Balance as at
        January 1, 1995         1,799,115          160,493          413,833          437,012        2,810,453

       Additions                  308,946           29,851            8,972           24,232          372,001

       Disposals                 (142,853)         (47,260)         (42,066)         (22,395)        (254,574)
                           --------------   --------------   --------------   --------------   --------------

       Balance as at
        December 31,
        1995                    1,965,208          143,084          380,739          438,849        2,927,880
                           --------------   --------------   --------------   --------------   --------------

       ACCUMULATED
        DEPRECIATION

       Balance as at
        January 1, 1995           720,106           63,459          119,478          266,134        1,169,177

       Additions                  344,047           20,597           74,411           26,168          465,223

       Disposals                 (119,145)         (24,401)         (37,178)          (3,081)        (183,805)
                           --------------   --------------   --------------   --------------   --------------

       Balance as at
        December 31,
        1995                      945,008           59,655          156,711          289,221        1,450,595
                           --------------   --------------   --------------   --------------   --------------

       UNDEPRECIATED
        BALANCE

       As at
        December 31,
        1995                    1,020,200           83,429          224,028          149,628        1,477,285
                           ==============   ==============   ==============   ==============   ==============
       As at
        December 31,
        1994                    1,079,009           97,034          294,355          170,878        1,641,276
                           ==============   ==============   ==============   ==============   ==============

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 8 - CAPITALIZED SOFTWARE DEVELOPMENT COSTS, NET

                                                                                 DECEMBER 31      DECEMBER 31
                                                                                        1995             1994
                                                                              --------------   --------------
                                                                                           $                $
                                                                              --------------   --------------
       COSTS:

       Balance at beginning of year                                                2,741,828        1,707,509
       Capitalization during the year                                              1,358,638        1,034,319
                                                                              --------------   --------------

       Balance at end of year                                                      4,100,466        2,741,828
                                                                              --------------   --------------


       AMORTIZATION:

       Balance at beginning of year                                                1,265,366          213,407
       Amortization during the year                                                  692,806          444,714
       Write-down (1)                                                                      -          607,245
                                                                              --------------   --------------

       Balance at end of year                                                      1,958,172        1,265,366
                                                                              --------------   --------------

       Capitalized Software Development Costs, net                                 2,142,294        1,476,462
                                                                              ==============   ==============


       (1) The $607,245 write-down was made due to product repositioning and reassessment of the future revenue value of several software development projects due to changes in market conditions.



NOTE 9 - SHORT-TERM BANK CREDITS

       A.     COMPRISED AS FOLLOWS:

                                                                                 DECEMBER 31      DECEMBER 31
                                                                                        1995             1994
                                                                              --------------   --------------
                                                                                           $                $
                                                                              --------------   --------------
       Bank overdraft                                                                311,095            3,842
       Bank short-term loans (1)                                                   1,100,000          750,000
                                                                              --------------   --------------

                                                                                   1,411,095          753,842
                                                                              ==============   ==============



       (1)    As to security - See Note 13(6)

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 9 - SHORT-TERM DEBT AND BANK CREDIT (CONT'D)

B.     DETAILS OF SHORT-TERM LOANS

                                                        YEAR ENDED DECEMBER 31
                         -------------------------------------------------------------------------------------
                                     1995                        1994                         1993
                         ---------------------------  ---------------------------  ---------------------------
                           SHORT-TERM      REVOLVING    SHORT-TERM      REVOLVING    SHORT-TERM      REVOLVING
                                LOANS         CREDIT         LOANS         CREDIT         LOANS         CREDIT
                         ------------   ------------  ------------   ------------  ------------   ------------
                                    $              $             $              $             $              $
                         ------------   ------------  ------------   ------------  ------------   ------------
Maximum amount of
 short-term credits
 outstanding
 during the year:
 In U.S. $                  1,525,000              -       750,000              -             -              -
 In NIS                             -        341,787             -        219,663             -              -

Weighted average
 balance of short-term
 credits outstanding
 during the year (1):
 In U.S. $                  1,170,833              -        80,137              -             -              -
 In NIS                             -        234,375             -         22,721             -              -

Balance at
 end of year:
 In U.S. $                  1,100,000              -       750,000              -             -              -
 In NIS                             -        311,095             -          3,842             -              -


                                    %              %             %              %             %              %
                         ------------   ------------  ------------   ------------  ------------   ------------

Interest rates
 on credit at
 the end of year:
 In U.S. $                       6.93              -          9.50              -             -              -
 In NIS                             -           18.2             -          21.00             -              -

Weighted average
 interest rates
 on credit (2):
 In U.S. $                       8.71              -          9.50              -             -              -
 In NIS                             -          16.05             -          17.40             -              -

(1) The average amount outstanding during the year was computed by dividing the total of month-end outstanding principal balances by the number of months in the year.

(2) The weighted average interest rates during the year were computed by dividing the actual interest expenses by the average short-term debt outstanding.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------


NOTE 10 - OTHER PAYABLES AND ACCRUED LIABILITIES

                                                                                 DECEMBER 31      DECEMBER 31
                                                                                        1995             1994
                                                                              --------------   --------------
                                                                                           $                $
                                                                              --------------   --------------
       Payroll and related expenses                                                  785,819          782,521
       Accounts payable                                                              182,124          460,682
       Related company                                                                 3,589              183
       Royalties payable to the Chief Scientist                                       29,854           81,168
       Royalties payable to the fund for
        encouragement of marketing activities                                         33,445           27,593
       Prepaid income                                                                 41,140           50,346
       Other payables                                                                207,118           78,977
                                                                              --------------   --------------

                                                                                   1,283,089        1,481,470
                                                                              ==============   ==============



NOTE 11 - LONG-TERM DEBT

                                                                   WEIGHTED
                                                                    AVERAGE      DECEMBER 31      DECEMBER 31
                                                              INTEREST RATE             1995             1994
                                                             --------------   --------------   --------------
                                                                          %                $                $
                                                             --------------   --------------   --------------
       Bank loan                                                          -                -           75,000
       Bank loans related to Export Marketing
        Encouragement Fund                                                -                -            3,970
                                                                              --------------   --------------
                                                                                           -           78,970
       Less - current maturities                                                           -           78,970
                                                                              --------------   --------------

                                                                                           -                -
                                                                              ==============   ==============

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 12 - SEVERANCE PAY

       A.     ISRAELI EMPLOYEES

       1. The Company's employees in Israel are entitled by Law to severance pay upon dismissal and also in certain other circumstances. The amount payable is based upon their latest monthly salary and the length of time they have worked with the Company.

       2. The liability of the Company for severance pay is calculated on the basis of the latest salary paid to its employees and the length of time they have worked for the Company. This liability is partly covered by current payments toward executives' insurance policies (in respect of the senior staff) and partly by the provision created in the books. The value of the insurance policies at balance sheet date is not reflected in the accounts as the policies are not under the control and management of the Company.

       3. Severance pay expenses amounted to $ 120,458, $157,738, and $99,624 for the three years ended December 31, 1995, 1994 and 1993, respectively.


       B.     U.S. EMPLOYEES

       Effective January 1, 1994, the U.S. subsidiary company established a tax-deferred saving plan ("the Plan") which qualifies under Section 401(K) of the Internal Revenue Code of 1986, as amended (the "Code"). Employees are eligible to participate in the Plan following the completion of one year of service and attainment of age 21. Employees may contribute a percentage of their income, up to the amount allowable under the limitation of the Internal Revenue code Section 401(K), 404 and 415. The subsidiary's contribution equals 25% on the first 6% of participants' gross income. Employees vest in the subsidiary's contribution over a five year period. The subsidiary contributed approximately $20,000 and $38,000 to the plan for the two years ended December 31, 1995 and 1994 respectively.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 13 - COMMITMENTS, CONTINGENCIES AND PLEDGE

       1.     LEASE COMMITMENTS

       The Company and one subsidiary have various operating leases for office and product development facilities as well as equipment, which expire at various dates through 1999. Aggregate minimum rental commitments under these leases as of December 31, 1995, are as follows:

                                                                                           $
                                                                              --------------
       1996                                                                          369,371
       1997                                                                          351,680
       1998                                                                          280,214
       1999                                                                          109,172
                                                                              --------------

                                                                                   1,110,437
                                                                              ==============


       Total rental expense under operating leases was $465,800, $358,408, and $156,675 for the three years ended December 31, 1995, 1994, and 1993, respectively.

       On February 2, 1994, the Company entered into a lease agreement for new office premises measuring 1,670 square meters, in a new office building in Herzlia Pituah, Israel. The lease is for a period of five years, commencing October 1, 1994 with an option to extend the lease period for up to four additional years. The yearly rental payments amount to $302,580 (including garage space for 19 vehicles).

       The rent for the extended period of the lease will be fixed according to the then prevailing market rates in the area less a discount of 8%, as determined by a licensed real estate appraiser to be chosen by the parties.

       The rent in each year following the first year of the lease period will be increased by either 3% or by the rate of change in the United States consumer price index, whichever is lower.

       Some addendums to the lease agreement were signed during the year as to reduce the leased area. The last addendum was signed on October 1, 1995 and reduced the lease area to 767 square meters (including 12 vehicles). The yearly rental payments reduced to $141,618.

       The above stated aggregate minimum rental include the commitments for rentals under this addendum.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 13 - COMMITMENTS, CONTINGENCIES AND PLEDGE (CONT'D)

       2.     ROYALTY COMMITMENTS

       A.     ISRAEL GOVERNMENT

       (1) The Company is committed to pay royalties to the Government of Israel on proceeds from the sale of products, the research and development of which was carried out with the Government of Israel's participation by way of grants. The royalty rate is 3%. Royalties are payable from commencement of sales of each of these products, until the cumulative amount of the royalties paid equals 100% to 150% of the grant received in U.S. dollars (as the case may be) without interest.

              The net amount refundable resulting from successful projects only in respect of these grants amounted to $ 4,876,061 and $4,190,874 at December 31, 1995 and 1994, respectively.

       (2) Under the terms of the Government of Israel Fund for the Encouragement of Marketing Activities, a royalty of 3% of the increase in export sales from Israel must generally be paid, in respect of grants received relating to marketing expenses, from the end of the first year of implementation of the marketing plan until the date at which the participation received in U.S. dollars in respect of marketing expenses has been fully repaid.

              The total amount refundable in respect of these grants amounted to $1,199,927 and $ 1,205,779 at December 31, 1995 and 1994,
              respectively.


       B.     OTHER

       As part of its product development the Company acquired technology developed by a third party. The Company is committed to pay the developer royalties at the rate of 2% on proceeds from the sale of products which are based on that technology.


       3.     SIGNIFICANT DISTRIBUTION AGREEMENTS

       a. In June 1991, a subsidiary company signed an eight year distribution agreement as amended during December 1992 with Wicat Systems, Inc., now a division of Jostens Learning Corporation, to distribute certain of the Company's products in exchange for non-refundable advance minimum royalty payments totalling $6,000,000, payable quarterly over the first three years of the agreement. The Company has recognized revenue as the minimum royalty became due.

              For the year ended December 31, 1994 the Company recognized $500,000 of revenue under this agreement, approximately 6.8% of total revenues.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 13 - COMMITMENTS, CONTINGENCIES AND PLEDGE (CONT'D)

       3.     SIGNIFICANT DISTRIBUTION AGREEMENTS

              Guaranteed minimum royalty payments of $6,000,000 were completed on June 30, 1994. For the remaining term of the agreement, the distributor is liable to the Company for 40% of the distributors' annual gross sales in excess of the previously paid non-refundable advance minimum royalty payments. Commencing June 30, 1997 the agreement may be terminated under certain conditions specified in the distribution agreement.

       b. In May 1995, the subsidiary company entered into a two year distribution agreement with TRO Learning to distribute certain of the subsidiary company's products in exchange for non-refundable advance minimum royalty payments totalling $1,250,000, payable quarterly over the term of the agreement. The Company recognizes as revenue the minimum guaranteed amount for the year.

              For the year ended December 31, 1995 the Company recognized $500,000 of revenue under this agreement, representing approximately 9% of total revenues.

              At December 31, 1995, approximately $449,000 was due from this distributor.


       4.     SIGNIFICANT CONTRACTS

       a. In June 1993, a subsidiary company entered into an agreement with the Plano Independent School District ("Plano") in Plano, Texas, to provide educational and technology-based instructional material and on-site services for grades K-5. Under the terms of the agreement with Plano, the subsidiary company will recognize $8.9 million over a 40-month period, subject to early termination under certain conditions specified in the contract.

              In June 1995, the subsidiary company entered into an addendum with Plano to change the format of the product deliverables and increase the royalty to Plano from five percent to fifteen percent of gross sales of certain of the instructional materials, excluding software products, over five to seven years. The subsidiary company retains ownership of the instructional materials developed under the agreement.

              Revenue on the amended contract is recognized on delivery of services or completion of certain development stages for the products, and when collectibility is probable.

              For the years ended December 31, 1995 and 1994, the Company recognized $ 1,633,487 and $1,002,650 of revenue, respectively, under these agreements, representing approximately 20.9% and 13.7% of total revenues in the respective years.

              At December 31, 1995 approximately $487,000 was due from Plano under this cotract.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 13 - COMMITMENTS, CONTINGENCIES AND PLEDGE (CONT'D)

       4.     SIGNIFICANT CONTRACTS (CONT'D)

              At December 31, 1994 $55,125 of revenue, under this contract was reported as billable receivables. These amounts relate to instructional material delivered for which other remaining Company obligations are insignificant. These amounts were collected in full during the year ended December 31, 1995.


       b. Effective June 30, 1994, a subsidiary company entered into an agreement with the Niagara Falls City School District ("Niagara") in Niagara Falls, New York, to provide an integrated technology-based curriculum for the elementary, junior high school and high school grades of Niagara. In December 1995, the subsidiary Company entered into an addendum with Niagra to increase the contract amount by $300,000, and extended the term by two years. Under the new terms of the agreement with Niagra, the subsidiary company will recognize $3.1 million over a 5-year period, subject to early termination under certain conditions specified in the contract. Revenue on this contract is recognized on delivery of products or services for which remaining company obligations are not significant and collectibility is probable.

              For the years ended December 31, 1995, and 1994 the Company recognized $ 750,000 and $1,242,000 of revenue under this agreement representing approximately 13.5% and 17% of the total revenues in the respective years.


       5.     BANK GUARANTEES

       At December 31, 1995 the Company is contingently liable for bank guarantees issued on the Company's behalf totalling $17,270 (linked to the CPI).


       6.     PLEDGE

       An amount of $ 1,100,000 of the short term bank deposits included as short-term bank deposits and cash equivalents is pledged as collateral for a short-term loan granted to a subsidiary.


       7.     CONCENTRATION OF CREDIT RISK

       The Company's financial instruments that are exposed to concentrations of credit risk consist principally of its cash and trade receivables.

       The Company's cash has been deposited with major Israeli and U.S. banks with a strong credit rating.

       The Company has not experienced any losses on its cash.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------


NOTE 13 - COMMITMENTS, CONTINGENCIES AND PLEDGE (CONT'D)

       7.     CONCENTRATION OF CREDIT RISK (CONT'D)

       Substantially, most of the Company's trade receivables are due form school districts located mainly in the United States.

       Receipts on trade receivables are highly cyclical based upon the school districts' fiscal years.

       Most of school districts required extensive review and approval of disbursements before they will be released. In some cases, this may delay receipts by the Company.

       The Company has established a reserve for amounts that may be uncollectible based on management's estimates of the collectibility of accounts receivables as at December 31, 1995 (See Notes 2D and 5).



NOTE 14 - SHAREHOLDERS' EQUITY

       A.     AUTHORIZED, ISSUED AND OUTSTANDING SHARE CAPITAL

       1. As at December 31, 1992, the issued and outstanding share capital comprised 254, 403 Ordinary Shares of par value NIS 1 each and 1,000 Management Shares of par value NIS 1 each, aggregating an issued share capital of par value NIS 255,403. (Following a later merger of the two classes of shares into one class of Ordinary Shares and following the later change in the par value denomination of each such share the said issued and outstanding share capital at December 31, 1992 represented 4,256,717 Ordinary Shares of par value NIS 0.06 each.)


              Changes in the share capital during 1993, were as follows:

              . The authorized share capital of the Company was increased to NIS 1,020,000, by the authorization of an additional 20,000 Ordinary Shares of par value NIS 1 each.

              . Pursuant to the agreement with a related company, 2,808 Ordinary Shares of par value of NIS 1 each were issued to the order of the related company for a cash payment of their par value and for waiver of the remaining rights of the related company to royalties amounting to $366,000. At the same time, 11,789 Ordinary Shares of par value NIS 1 each were issued to all existing shareholders in proportion to their respective share holdings for a cash payment of their par value.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 14 - SHAREHOLDERS' EQUITY (CONT'D)

       A.     AUTHORIZED, ISSUED AND OUTSTANDING SHARE CAPITAL (CONT'D)

              Following these issues, the issued and outstanding share capital constituted 269,000 Ordinary Shares of par value NIS 1 each and 1,000 Management Shares of par value of NIS 1 each.

              . In February 1993, the two classes of the existing shares of the Company were merged into one class of Ordinary Shares of par value of NIS 1 each, having equal rights.

              . Immediately thereafter, the Company effected a recapitalization of its share capital, whereby the authorized capital of 1,020,000 Ordinary Shares of par value NIS 1 each was split into 17,000,000 Ordinary Shares of par value NIS 0.06 each.


       2.     On April 13, 1993, 1,500,000 Ordinary Shares of par value of NIS
              0.06 each were issued to the public.


       3. Following the above mentioned changes the Company's share capital at December 31, 1995 and 1994 is comprised of:

                                                                                  AUTHORIZED       ISSUED AND
                                                                                                  OUTSTANDING
                                                                              --------------   --------------
              Ordinary Shares of a par
               value of NIS 0.06 each                                             17,000,000        6,000,000
                                                                              ==============   ==============


       B.     DIVIDENDS

       Dividends, if declared, may be paid by the Company only out of unconsolidated retained earnings in Israeli currency as determined for Israeli statutory purposes. There are no restrictions on the transfer of funds to foreign shareholders for the payments of dividends.


       C.     STOCK OPTION PLAN

       On March 28, 1993, the Board of Directors of the Company and a Meeting of Shareholders adopted the Company's 1993 Stock Option Plan (the "1993 Plan").

       The 1993 Plan provides that Option Awards may be granted to any officer, key employee or other employee of the Company or any subsidiary of the Company, whether or not a director of the Company. Directors of the Company who are not employees may also be eligible to participate in the 1993 Plan. The 1993 Plan will expire on March 28, 2003. The 1993 Plan is designed to benefit from the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961, with respect to employees of the Company, and from the provisions of the Internal Revenue Code of 1986, as amended, with respect to employees of the Company's U.S. subsidiary.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 14 - SHAREHOLDERS' EQUITY (CONT'D)

       C.     STOCK OPTION PLAN (CONT'D)

       Under the terms of the 1993 Plan, the Company has reserved 540,000 unissued Ordinary Shares for purposes of the Plan, subject to anti-dilution adjustments.

       The Option Awards are personal and non-assignable and terminate upon the cessation of employment or service as Director (except for approved retirement or termination caused by death or disability).

       The price per share under the Option Award shall be determined on the date of grant, provided that such price shall not be less than 85% of the fair market value on such date. The price per share under the Option Awards qualifying as "incentive stock options" under the U.S. Internal Revenue Code shall not be less than 100% of the fair market value, or 110% if at the time of the grant the Grantee owns more than 10% of the total voting stock of the Company.

       The option awards granted by the Company as detailed below were at an exercise price of $12 per Ordinary Share, equal to the price of the Initial Public Offering. The entitlement to purchase the said shares vests at the rate of 33.33% per year as from the first anniversary of the date the option awards were granted.

       Effective March 6, 1995 the Stock Option committee of the company decided to adopt certain changes at the option awards granted by the Company to its employees.

       The option awards granted by the Company will be at an exercise price of $2 per Ordinary Share, vesting at the rate of 33 1/3% per year as of the first anniversary of the Effective Date (March 6, 1995)

       Following are the changes in the outstanding option awards during the year:

                                                                                                OPTION AWARDS
                                                                                          FOR ORDINARY SHARES
                                                                              -------------------------------
                                                                                                 OFFICERS AND
                                                                                   DIRECTORS        EMPLOYEES
                                                                              --------------   --------------
       OUTSTANDING AT JANUARY 1, 1995                                                 78,000          196,000

       Changes during 1995:
       -------------------

       Cancellation of option awards                                                       -         (196,000)

       Grants in March 1995                                                                -          258,000

       Cancellation of option awards
        upon cessation of empoyment                                                  (30,000)          (1,500)
                                                                              --------------   --------------

       OUTSTANDING AT DECEMBER 31, 1995                                               48,000          256,500
                                                                              ==============   ==============

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 15 - DETAILS OF CONSOLIDATED STATEMENTS OF INCOME

       A.     REVENUES

                                                                                       YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       Sales of software products classified
        by geographical markets:

       United States                                              4,571,388        6,598,723        9,239,188
       Israel                                                       238,899          214,765          368,707
       Other countries                                              475,745          354,662          214,574
                                                             --------------   --------------   --------------

                                                                  5,286,032        7,168,150        9,822,469

       Services and support                                         278,851          134,313          240,842
       Exchange rate insurance                                            -                -           23,010
                                                             --------------   --------------   --------------

                                                                  5,564,883        7,302,463       10,086,321
                                                             ==============   ==============   ==============

       Revenues from single customers
        exceeding 10% of total revenues:(1)

       Jostens Learning Corporation, a distributor                        -          500,000        2,500,000
       Plano Independent School District                          1,633,487        1,002,650        3,030,667
       Niagara Falls City School District                           750,000        1,242,000                -
       TRO                                                          500,000                -                -
                                                             --------------   --------------   --------------

                                                                  2,883,487        2,744,650        5,530,667
                                                             ==============   ==============   ==============

       (1)    See Note 13.3 and 4.


       B.     COST OF REVENUES

                                                                                       YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       Amortization of capitalized
        software development costs                                  692,806          444,716          168,407
       Write-down of capitalized
        software development costs                                        -          607,245                -
       Support costs                                                471,157          305,033          423,368
       Projects' management                                         892,796          823,302          692,229
       Commissions                                                  291,472          331,718          215,572
       Other                                                         12,000           11,000           27,000
                                                             --------------   --------------   --------------

                                                                  2,360,231        2,523,014        1,526,576
                                                             ==============   ==============   ==============

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------


NOTE 15 - DETAILS OF CONSOLIDATED STATEMENTS OF INCOME (CONT'D)

       C.     RESEARCH AND PRODUCT DEVELOPMENT COSTS

                                                                                       YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       Payroll and related expenses                               2,439,751        2,713,285        1,229,601
       Consultants and subcontractors                               406,055          201,913          142,884
       Travel                                                        83,009           93,506          113,709
       Depreciation                                                 217,809          186,855          111,792
       Rentals                                                      179,512           75,967           47,397
       Local taxes                                                   47,742           25,782           20,802
       Other                                                        342,819          432,939          802,610
                                                             --------------   --------------   --------------

                                                                  3,716,697        3,730,247        2,468,795
                                                             ==============   ==============   ==============


       D.     SALES AND MARKETING EXPENSES

                                                                                       YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       Payroll and related expenses                               1,448,208        3,348,059        2,927,104
       Travel                                                       155,637          662,339          377,419
       Royalties to the Government of Israel                         82,171          267,276          175,798
       Advertising and shows                                         16,560          408,763          293,139
       Rentals                                                      102,677          174,410           71,518
       Allowance for doubtful accounts                              423,350          631,925           25,000
       Other                                                      1,442,048        1,296,903          528,921
                                                             --------------   --------------   --------------

                                                                  3,670,651        6,789,675        4,398,899
                                                             ==============   ==============   ==============


       E.     GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                       YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       Payroll and related expenses                               1,045,017        1,032,231          590,378
       Rentals                                                       41,685           50,240           37,760
       Local taxes                                                   10,553           39,768           18,422
       Depreciation                                                  80,342          191,874           91,408
       (Gain) loss on disposal of equipment                          14,425           (3,065)           2,032
       Other                                                        730,415        1,017,785          582,240
                                                             --------------   --------------   --------------

                                                                  1,922,437        2,328,833        1,322,240
                                                             ==============   ==============   ==============

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 15 - DETAILS OF CONSOLIDATED STATEMENTS OF INCOME (CONT'D)

       F.     FINANCIAL INCOME, NET

                                                                                       YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       Interest and bank charges on short-term
        and long-term debt                                         (163,944)         (42,741)        (112,329)
       Interest income                                              287,456          438,924          233,426
       Translation differences, net                                 (18,890)         (14,964)         (52,530)
                                                             --------------   --------------   ---------------

                                                                    104,622          381,219           68,567
                                                             ==============   ==============   ==============


       G.     EARNINGS (LOSS) PER SHARE

       Primary earnings (loss) per share are based on the weighted average number of Ordinary Shares outstanding during each year (for 1993 - after giving retroactive effect to the stock split made during 1993, and to the dilutive effect of shares issued during the year prior to the date of the public offering at below the public offering price).

       No effect has been given in 1995 to employees' option warrants granted in 1993 as the market price of the shares throughout 1995 was below the exercise price.

       Fully diluted loss per share is based on the number of Ordinary Shares as above as well as the assumed exercise of the employees' exercisable option warrants, less the number of treasury shares assumed to be purchased from the proceeds using the market price of the Company's shares at the end of the year.

       For the year ended December 31, 1995 fully dilluted loss per share were computed based on the weighted average number of shares outstanding only, as the effect of the outstanding stock option was immaterial.

       The weighted average number of the shares used to compute earnings
       (loss) per share is:

                                                                                       YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
       For primary (loss) earnings per share                      6,000,000        6,000,000        5,580,782
                                                             ==============   ==============   ==============

       For loss per share assuming full dilution                  6,000,000        5,482,000                -
                                                             ==============   ==============   ==============

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------


NOTE 16 - TAXES ON INCOME

       A.     TAX PROGRAMS UNDER VARIOUS ISRAELI TAX LAWS

       1. Tax benefits under the Law for the Encouragement of Capital Investments, 1959

              The Company's three investment programs in expanding its production facilities in Israel have been granted "Approved Enterprise" status in accordance with the above Law. Pursuant thereto, the Company elected to participate in an "Alternative Benefits Program", which entitles the Company to zero tax rate on its undistributed income arising from the revenue that is derived from the expanded facilities, for a period of two to four years, from the year in which the Company first earns taxable income. The income from those facilities in the three and five subsequent years, respectively, will be subject to tax at a reduced rate of 25%. The Company's period of tax benefits relating to the first two investment programs commenced in 1993.

              The Company applied to the Investment Center for an amendment of the letter of approval relating to the third investment program increasing the amount of the investment program.

              This amendment was approved by the Investment Center on February 18, 1996.

              Any dividends distributed out of profit subject to a zero tax rate will be subject to withholding tax in Israel at the rate of 25%. As of December 31, 1995, such profits amount to approximately $386,000.


       2. Measurement of results for tax purposed under the Income Tax Law (Adjustments to Inflation), 1985

              The Company's income in Israel is subject to tax in Israel under the provisions of the above Law, pursuant to which the Israel currency results for tax purposes in historical terms, are measured in real terms in accordance with changes in the Israel consumer price index (CPI). As a result the Company is entitled to deduct from its taxable income an "equity preservation deduction" (which partially compensates for the decrease in the value of shareholders' equity resulting from the annual rise in the Israeli CPI).

              Under this law and related regulations, the Company was entitled to charge 150% of the existing depreciation rates on equipment used during the years ended December 31, 1993 and 1994.


       3. Tax benefits under the Law for the Encouragement of Industry (Taxation), 1959

              The Company is an "Industrial Company", as defined by this Law, and as such, is entitled to certain tax benefits, mainly accelerated depreciation of machinery and equipment and deduction over a three-year period of expenses incurred in connection with a public stock offering.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------


NOTE 16 - TAXES ON INCOME (CONT'D)

       A.     TAX PROGRAMS UNDER VARIOUS ISRAELI TAX LAWS (CONT'D)

       4.     Tax rates applicable to income from other sources in Israel

              Income not eligible for "approved enterprise" benefits as mentioned above is taxed at the ordinary tax rates as follows:

              1995 - 37%; 1994 - 38% and 1993 - 39%.

              Under an amendment dated December 31, 1992 to the Israeli Tax Ordinance, tax rate is being scaled down from the rate of 40% in 1992 over four years, by 1% per annum.


       B.     NON-ISRAELI SUBSIDIARIES

       Non Israeli subsidiaries are taxes based upon tax laws in their countries of residence.


       C.     TAXES ON INCOME INCLUDED IN THE CONSOLIDATED STATEMENT OF INCOME

                                                                      YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       Current
       -------

       Israel                                                             -                -           19,000
       Foreign subsidiaries                                           2,851            3,890                -
                                                             --------------   --------------   --------------

                                                                      2,851            3,890           19,000
                                                             --------------   --------------   --------------

       Deferred
       --------

       Israel                                                        218,398          68,135          105,000
       Foreign subsidiaries                                               -          114,000         (114,000)
                                                             --------------   --------------   --------------

                                                                    218,398          182,135           (9,000)
                                                             --------------   --------------   --------------

                                                                    221,249          186,025           10,000
                                                             ==============   ==============   ==============


       Presented in the balance sheet as follows:

                                                                DECEMBER 31      DECEMBER 31
                                                                       1995             1994
                                                             --------------   --------------
                                                                          $                $
                                                             --------------   --------------
       Current assets                                                                 13,065
       Long-term deferred tax liability                            (278,490)         (71,200)
                                                             --------------   --------------

                                                                   (278,490)         (58,135)
                                                             ==============   ==============

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------




NOTE 16 - TAXES ON INCOME (CONT'D)

       D.     COMPONENTS OF DEFERRED TAXES:

       The deferred tax (liabilities) assets, net, at December 31, 1995 and 1994 are attributable to the following:

                                                                                 DECEMBER 31      DECEMBER 31
                                                                                        1995             1994
                                                                              --------------   --------------
                                                                                           $                $
                                                                              --------------   --------------
Depreciable fixed assets                                                             (18,700)         (13,962)
Share issuance expenses                                                                    -           75,000
Other income and expense items                                                       (74,790)         (36,173)
Net operating loss carryforwards (1)                                               2,962,000        1,862,000
Bad debt expenses                                                                    215,000          203,000
Deferred revenue                                                                      70,000          101,000
Accrued expenses                                                                     116,000          128,000
Depreciation                                                                         (24,000)         (30,000)
                                                                              --------------   --------------
                                                                                   3,245,510        2,288,865

Valuation allowance (1)                                                           (3,524,000)      (2,347,000)
                                                                              --------------   --------------
                                                                                    (278,490)         (58,135)
                                                                              ==============   ==============

       (1)    See Note 16E(1)-(2) below.

       E.     TAX LOSS CARRYFORWARDS

       1. The Company has a loss carryforward for tax purposes of approximately $849,000 which is available to offset future taxable income without any time limit. Had FASB statement No. 109 been applied, deferred tax assets in accordance with these losses would have been created and reserved in full.

       2. The Company's subsidiary - Edunetics International B.V. has a loss carryforward for tax purposes of approximately $5,700,000 which is available to offset future taxable income. Utilization of the loss carryforward would on the basis of the currently applicable tax rate give a future tax credit of approximately $2,000,000. These carryforwards do not expire. Had FASB statement No. 109 been applied, deferred tax assets in accordance with these losses would have been created and reserved in full.

       3. The Company's subsidiary - Edunetics Corporation has net operating loss carryforwards for Federal income tax purposes of approximately $7,800,000. Utilization of loss carryforwards may be subject to limitations should a substantial change in ownership occur. These carryforwards are available to offset future taxable income and will expire through 2004-2009.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 16 - TAXES ON INCOME (CONT'D)

       F. RECONCILIATION OF THE THEORETICAL TAX EXPENSE TO THE ACTUAL TAX EXPENSE IN ISRAEL

                                                                                       YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       (Loss) net income before taxes as reported in
        the consolidated statement of income                     (4,500,957)      (6,302,815)       2,379,547
                                                             ==============   ==============   ==============

       Theoretical tax on the above amount at the
        statutory rate in Israel - 37% (1994 - 38%,
        1993-39%)                                                (1,665,354)      (2,395,070)         928,023

       Increase (decrease) in taxes resulting from:

        Tax benefit arising from the
         "approved enterprise"                                            -          (19,869)        (138,111)
        Deduction in respect of capitalized
         future royalties                                                 -                -         (142,740)
        Permanent differences:
         Non-deductible expenses                                     11,448           11,332           14,237
         Exempt income                                             (102,089)        (143,287)         (81,370)
        Utilization of tax loss carry-forward                             -                -         (291,425)
       Non creation of deferred tax assets in respect of
        current losses                                            1,305,807        2,902,163                -
        Differences between Israeli currency income
         and dollar income (1)                                      671,437         (169,244)        (278,614)
                                                             --------------   --------------   --------------

       Actual tax expense                                           221,249          186,025           10,000
                                                             ==============   ==============   ==============


       (1) Resulting from the difference between the changes in the Israeli CPI (the basis for computation of taxable income) and the exchange rate of the Israeli currency relative to the U.S. dollar.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------


NOTE 16 - TAXES ON INCOME (CONT'D)

       G.     TAX ASSESSMENTS

       Final tax assessments have been received by the Company through the 1993 tax year.

       No tax assessments have been received by any subsidiary since inception.



NOTE 17 - RELATED PARTY AND INTERESTED PARTY BALANCES AND TRANSACTIONS

       A. BALANCES WITH RELATED PARTIES AND INTERESTED PARTIES INCLUDED IN BALANCE SHEET ITEMS ARE AS FOLLOWS:

                                                                                 DECEMBER 31      DECEMBER 31
                                                                                        1995             1994
                                                                              --------------   --------------
                                                                                           $                $
                                                                              --------------   --------------
       Other receivables                                                              33,500            6,530
       Trade payables                                                                      -            1,992
       Other payables and accrued liabilities                                          7,744           10,073


       B. TRANSACTIONS WITH RELATED PARTIES AND INTERESTED PARTIES INCLUDED IN EXPENSE ITEMS ARE AS FOLLOWS:

                                                                                       YEAR ENDED DECEMBER 31
                                                             ------------------------------------------------
                                                                       1995             1994             1993
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       Research, product development and support                          -           43,244           40,623
       General and administrative                                         -            4,807           10,155
       Financing                                                          -               27           15,682

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 17 - RELATED PARTY AND INTERESTED PARTY BALANCES AND TRANSACTIONS (CONT'D)

       C.     RECEIVABLES

                                                                                       YEAR ENDED DECEMBER 31
                                                                              -------------------------------
                                                                                        1995             1994
                                                                              --------------   --------------
                                                                                           $                $
                                                                              --------------   --------------
       Maximum amount outstanding                                                     39,388           15,672
                                                                              ==============   ==============


       D.     BENEFITS TO INTERESTED PARTIES*

                                                          NUMBER OF PERSONS            YEAR ENDED DECEMBER 31
                                            -------------------------------   -------------------------------
                                                      1995             1994             1995             1994
                                            --------------   --------------   --------------   --------------
                                                                                           $                $
                                                                              --------------   --------------
       Employees                                         6                4          549,571          527,724
       Non-employee directors                            -                1                -            4,167
                                                                              --------------   --------------

                                                                                     549,571          531,891
                                                                              ==============   ==============

       * As defined in the Israeli Securities (Preparation of Annual Financial Statements) Regulations, 1993.



NOTE 18 - DETAILS OF MONETARY ASSETS AND LIABILITIES

                                                                                            DECEMBER 31, 1995
                                                             ------------------------------------------------
                                                                     ISRAEL        U.S. $ OR            TOTAL
                                                                   CURRENCY          ISRAELI
                                                                             CURRENCY LINKED
                                                                                   TO U.S. $
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       ASSETS
       Cash and cash equivalents                                        471        3,400,020        3,400,491
       Short-term bank deposits                                           -          123,727          123,727
       Receivables                                                  296,372(1)     2,867,081        3,163,453

       Other assets                                                       -           86,760           86,760
                                                             --------------   --------------   --------------

                                                                    296,843        6,477,588        6,774,431
                                                             ==============   ==============   ==============

       LIABILITIES
       Short-term debt and bank credits                             311,095        1,100,000        1,411,095
       Trade payables                                               100,379          248,315          348,694
       Other payables and accrued liabilities                       472,532          769,417        1,241,949
                                                             --------------   --------------   --------------

                                                                    884,006        2,117,732        3,001,738
                                                             ==============   ==============   ==============

(1)    Includes $30,151 in Israeli currency linked to the Israeli CPI.

                                                                Edunetics Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT DECEMBER 31, 1995
- - ------------------------------------------------------------------------------



NOTE 18 - DETAILS OF MONETARY ASSETS AND LIABILITIES (CONT'D)

                                                                                            DECEMBER 31, 1994
                                                             ------------------------------------------------
                                                                     ISRAEL        U.S. $ OR            TOTAL
                                                                   CURRENCY          ISRAELI
                                                                             CURRENCY LINKED
                                                                                   TO U.S. $
                                                             --------------   --------------   --------------
                                                                          $                $                $
                                                             --------------   --------------   --------------
       ASSETS
       Cash and cash equivalents                                        629        2,718,678        2,719,307
       Short-term bank deposits                                           -        4,551,241        4,551,241
       Receivables                                                  532,177(1)     4,051,134        4,583,311
       Long-term deposits                                                 -           13,035           13,035
                                                             --------------   --------------   --------------

                                                                    532,806       11,334,088       11,866,894
                                                             ==============   ==============   ==============

       LIABILITIES
       Short-term debt and bank credits                               3,842          750,000          753,842
       Current maturities of long-term debt                               -           78,970           78,970
       Trade payables                                               184,002          510,065          694,067
       Other payables and accrued liabilities                       459,129          971,995        1,431,124
                                                             --------------   --------------   --------------

                                                                    646,973        2,311,030        2,958,003
                                                             ==============   ==============   ==============


       (1)    Includes $20,057 in Israeli currency linked to the Israeli CPI.



NOTE 19 - SUBSEQUENT EVENT

       As of February 29, 1996 Steck-Vaughn and the Company signed the Agreement providing for the acquisition of all of the Ordinary Shares for $2 per Ordinary Share in cash or a total of $12 million.

       The closing under the Agreement remains subject to certain conditions, including approval by the shareholders of the Company and receipt of certain regulatory approvals under Israeli law.